Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Park Sterling Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-172016 and 333-184968 ) on Form S-8  of Park Sterling Corporation of our reports dated March 15, 2013 with respect to the consolidated financial statements of Park Sterling Corporation, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2012 Annual Report on Form 10-K of Park Sterling Corporation.

/s/ Dixon Hughes Goodman LLP
Charlotte, North Carolina
March 15, 2013